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Exhibit 99.1

FIRST HORIZON ANNOUNCES THIRD QUARTER 2003 NET REVENUES OF $24.7 MILLION AND NET INCOME OF $3.4 MILLION OR 10 CENTS PER SHARE

  Third Quarter 2003 results include:

    •
    Net revenues of $24.7 million including $0.9 million in one-time sales of the Company's non-promoted Zebutal product

    •
    Net income of $3.4 million or 10 cents per share including the $0.9 million or 2 cents per share effect of the one-time sales of Zebutal

    •
    Earnings before interest, taxes, depreciation and amortization ("EBITDA") of $9.4 million

    •
    Trade levels of Sular of 1.1 months at September 30, 2003 compared to 3.2 months at June 30, 2003 (Source: IMS Pipeline report)

    •
    Cash on hand of $30.0 million at September 30, 2003

    •
    Deployed sales force in 250 territories

  Fourth Quarter 2003 Guidance:

    •
    Net revenues of between $26 and $28 million and earnings per share of between 10 and 12 cents per share

Alpharetta, GA, November 6, 2003—First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced results for the third quarter ended September 30, 2003. Net revenues were $24.7 million and net income for the quarter was $3.4 million or 10 cents per share. The Company ended the quarter with $30.0 million in cash.

        First Horizon's President and COO, Patrick Fourteau, commented, "We are pleased with the results of the third quarter and the progress that the Company has made in implementing its new strategic and operating plan. The objectives of the new plan are to reduce costs and invest the cost savings into expansion of the sales force in order to increase the Company's reach to targeted physicians. As our results for the third quarter indicate, we were successful in reducing our costs. We completed the first phase of our sales force expansion during the third quarter and had 250 territories deployed on October 1, 2003. We are pleased with the way we have maintained prescriptions of most of our key products, which we believe is attributable to the commitment of our sales team. We were also successful in achieving our goal of reducing the level of trade inventories held by wholesaler customers. According to the IMS Health Pipeline report, trade levels of inventories for each of the Company's promoted products as of September 30, 2003 were between 0.5 and 1.5 months, which were in line with our expectations. Specifically, months on hand of Sular decreased to 1.1 months as of September 30, 2003 compared to 3.2 months at June 30, 2003."

  Product Overview

Change in total prescriptions for the quarter ended September 30, 2003 compared to the quarter ended September 30, 2002(a)
Sular	+3.2%
Nitrolingual(b)	(1.3)%
Prenate	(7.2)%
Tanafed line	+11.6%
Robinul line	+7.3%
Ponstel	(1.7)%

(a)
Source: IMS Health's National Prescription Audit Plus ™ data

(b)
The Company believes that IMS data does not capture prescriptions of Nitrolingual from some of the non-retail channels and prescription trends in the non-retail channel.

        Net revenues of Sular were approximately $4.5 million for the quarter ended September 30, 2003 compared to $9.7 million for the quarter ended September 30, 2002. This decline in net revenues was affected in significant part by the reduction in trade levels of Sular during the quarter from 3.2 to 1.1 months on hand. Net revenues of the promoted pediatric and OB/GYN franchise products (namely the Prenate line, the Tanafed line, and Ponstel), were approximately $9.4 million for the quarter ended September 30, 2003 compared to approximately $8.5 million for the quarter ended September 30, 2002.

        Cost of revenues decreased to $3.4 million for the quarter ended September 30, 2003 compared to $7.4 million for the quarter ended September 30, 2002. Contributing to the decline in cost of revenues was the $0.9 million one-time, fully reserved sale of the Company's non-promoted Zebutal in the third quarter of 2003. Cost of revenues for the third quarter of 2002 includes a write-off of Tanafed and Tanafed DM inventory of $1.2 million which was made obsolete by the launch of Tanafed DP and Tanafed DMX and a $0.7 million write-off of short dated Prenate GT.

        Gross margins were 86% for the quarter ended September 30, 2003 as a result of the change in product sales mix.

        Selling, general and administrative expenses decreased to $11.8 million for the quarter ended September 30, 2003 compared to $15.1 million for the quarter ended September 30, 2002. The decrease for the quarter ended September 30, 2003 compared to the quarter ended September 30, 2002 was primarily the result of cost saving measures that began in the second quarter of 2003. The Company began implementing cost saving measures in order to realign its cost structure to be more balanced with its revenues and to provide additional resources to fund the Company's sales force expansion. The expense level achieved in the third quarter was in line with the Company's previously announced guidance.

  Share Repurchase Program

        On August 25, 2003, the Company's Board of Directors authorized the repurchase from time to time through August 31, 2004, of up to $10 million of the Company's shares of common stock, less the $2.1 million of shares previously repurchased by the Company. In September 2003, the Company repurchased an additional 162,225 shares of stock at an aggregate cost of approximately $1.0 million.

  Outlook

        The Company announced that it expects net revenues to be between $26 million and $28 million and earnings per share of between 10 and 12 cents for the fourth quarter of 2003.

        The Company is progressing with the deployment of an additional 150 territories which will bring the field force to a total of 400 territories which is scheduled to be completed in the first half of 2004. As a first step, the Company plans to recruit additional District Managers by the end of 2003.

        Furthermore, the Company expects to have completed its technology investments in both sales force automation and financial systems by the end of 2003.

  Conference Call

        First Horizon will host a conference call and webcast at 5:00 p.m. eastern time on November 6, 2003, to discuss the third quarter results. Analysts, investors and other interested parties are invited to participate by visiting the Company's website at http://www.firsthorizonpharm.com/and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are 800-289-0468 for domestic callers and 913-981-5517 for international callers. A replay of this conference call will be available following completion of the call by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers. All callers should use reservation number 355181 to gain access to the replay. The replay will be available through November 13, 2003.

First Horizon Background

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics and gastroenterology. The Company has a portfolio that includes 17 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force. First Horizon employs over 300 people and reported revenue of $115 million in 2002. The Company's website address is http://www.firsthorizonpharm.com/.

-Financials Follow-

###

Sular®, Furadantin®, Ponstel®, Tanafed® and Cognex® are registered trademarks of First Horizon Pharmaceutical Corporation. Nitrolingual® and Robinul® are registered trademarks of G. Pohl-Boskamp GmbH & Co. and Wyeth, respectively, which have been licensed to First Horizon Pharmaceutical Corporation. Trademark applications are pending for the marks Prenate, Prenate GT, Tanafed DM, Tanafed DP and Tanafed DMX.

Safe Harbor Statement

This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

•
Expected net revenues and earnings per share for the fourth quarter of 2003;

•
The timing of implementing of our plan to increase the number of its sales representatives and the size of such increase may differ from our current expectations;

•
The timing to recruit additional District Managers, and our expectation that we will have completed our technology investments in both sales force automation and financial systems by the end of 2003 may differ from our current expectations;

•
The contribution of Sular has been below expectations since we acquired the product and has adversely affected our operating results. Further, unexpected increases in 2002 year-end quantities of Sular on-hand with wholesalers may adversely effect sales of Sular. The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

•
Sales of Prenate GT have been adversely affected by the introduction of competitive products; moreover, the shelf life of Prenate GT increases the likelihood of returns of Prenate GT, thereby reducing net sales;

•
Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and a recently issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

•
Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

•
Our supplier can terminate our rights to commercialize the Nitrolingual Pumpspray and our launch of a smaller size of this product may not be successful;

•
A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

•
If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

•
We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

•
An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

•
If our products under development fail in clinical studies, if we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

•
Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; and

•
Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Contact:
Adam Mathis
First Horizon Pharmaceutical Corporation
770-442-9707 ext. 1415
 amathis@horizonpharm.com

First Horizon Pharmaceutical Corporation
Consolidated Condensed Statements of Operations
(unaudited, in thousands except per share data)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenues	$24,722	$27,106	$58,175	80,232
Operating costs and expenses
Cost of revenues from product sales	3,392	7,425	13,417	16,422
Selling, general and administrative expenses	11,773	15,125	44,323	46,029
Amortization expense	3,932	4,020	11,984	10,108
Depreciation expense	135	95	385	342
Impairment charge	—	—	4,152	—
Research and development expense	156	217	1,614	819

Total operating costs and expenses	19,388	26,882	75,875	73,720

Operating income (loss)	5,334	224	(17,700)	6,512

Interest expense	(31)	(45)	(151)	(4,179)
Interest income and other	76	90	314	392

Total other income (expense)	45	45	163	(3,787)

Income (loss) before provision for income taxes	5,379	269	(17,537)	2,725
Benefit (provision) for income taxes	(1,939)	(131)	6,194	(1,077)

Net income (loss)	$3,440	$138	$(11,343)	$1,648

Net income (loss) per common share:
Basic earnings (loss) per share	$0.10	$0.00	$(0.32)	$0.05

Diluted earnings (loss) per common share	$0.10	$0.00	$(0.32)	$0.05

Weighted average common shares outstanding:
Basic	34,953	35,265	35,033	32,129

Diluted	35,491	35,757	35,033	33,006

First Horizon Pharmaceutical Corporation
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$30,022	$47,409
Accounts receivable, net	14,047	15,904
Inventories	12,262	17,444
Samples and other prepaid expenses	4,222	3,413
Income taxes receivable	7,952	—
Current deferred tax assets	5,025	6,647

Total current assets	73,530	90,817
Property and equipment, net	2,395	1,607
Other assets:
Intangibles, net	244,306	260,441
Other assets	747	67

Total other assets	245,053	260,508
Total assets	$320,978	$352,932

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,841	$9,603
Accrued expenses	23,177	36,260

Total current liabilities	27,018	45,863
Long-term liabilities:
Deferred tax liabilities	508	1,221
Other long-term liabilities	551	165

Total liabilities	28,077	47,249
Stockholders' Equity:
Common stock	35	35
Additional paid in capital	285,568	287,306
Deferred compensation	—	(207)
Retained earnings	7,156	18,499
Accumulated other comprehensive income	142	50

Total stockholders' equity	292,901	305,683
Total liabilities and stockholders' equity	$320,978	$352,932

Reconciliation of EBITDA to net income

For the Quarter Ended September 30, 2003
Net income as reported (GAAP)	$3,440
Provision for income taxes	1,939
Interest income and other	(76)
Interest expense	31
Amortization	3,932
Depreciation	135

EBITDA (non-GAAP)	$9,401

The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings derived indicator that approximates cash flow. EBITDA as defined and presented by the Company may not be comparable to similar measures reported by other companies.

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FIRST HORIZON ANNOUNCES THIRD QUARTER 2003 NET REVENUES OF $24.7 MILLION AND NET INCOME OF $3.4 MILLION OR 10 CENTS PER SHARE